Exhibit 99.1
ENACT REPORTS SECOND QUARTER 2025 RESULTS
ANNOUNCES $0.21 PER SHARE QUARTERLY DIVIDEND
_______________________________________
GAAP Net Income of $168 million, or $1.11 per diluted share
Adjusted Operating Income of $174 million, or $1.15 per diluted share
Return on Equity of 13.0% and Adjusted Operating Return on Equity of 13.4%
Primary Insurance in-force of $270 billion, a 1% increase from second quarter 2024
PMIERs Sufficiency of 165% or approximately $2.0 billion
Book Value Per Share of $35.20 and Book Value Per Share excluding AOCI of $35.90
Increased Full-Year Capital Return Guidance to Approximately $400 million

Raleigh, NC, July 30, 2025 – Enact Holdings, Inc. (Nasdaq: ACT) today announced financial results for the second quarter of 2025.

"Our strong second quarter results underscore the resilience of our business model and the consistency of our execution,” stated Rohit Gupta, President and CEO of Enact. "We continue to navigate an evolving market, grow our insurance in-force, maintain robust risk and expense management and deliver strong capital returns while also investing in our business. As we look ahead, we remain confident in the fundamentals of the housing market and our ability to deliver long-term value for all stakeholders while helping more people responsibly achieve and sustain homeownership."

Key Financial Highlights

(In millions, except per share data or otherwise noted)	2Q25	1Q25	2Q24
Net Income (loss)	$168	$166	$184
Diluted Net Income (loss) per share	$1.11	$1.08	$1.16
Adjusted Operating Income (loss)	$174	$169	$201
Adj. Diluted Operating Income (loss) per share	$1.15	$1.10	$1.27
NIW ($B)	$13	$10	$14
Primary Persistency Rate	82%	84%	83%
Primary IIF ($B)	$270	$268	$266
Net Premiums Earned	$245	$245	$245
Losses Incurred	$25	$31	$(17)
Loss Ratio	10%	12%	(7)%
Operating Expenses	$53	$53	$56
Expense Ratio	22%	21%	23%
Net Investment Income	$66	$63	$60
Net Investment gains (losses)	$(7)	$(3)	$(8)
Return on Equity	13.0%	13.1%	15.4%
Adjusted Operating Return on Equity	13.4%	13.4%	16.9%
PMIERs Sufficiency ($)	$1,961	$1,966	$2,057
PMIERs Sufficiency (%)	165%	165%	169%

Second Quarter 2025 Financial and Operating Highlights
•Net income was $168 million, or $1.11 per diluted share, compared with $166 million, or $1.08 per diluted share, for the first quarter of 2025 and $184 million, or $1.16 per diluted share, for the second quarter of 2024. Adjusted operating income was $174 million, or $1.15 per diluted share, compared with $169 million, or $1.10 per diluted share, for the first quarter of 2025 and $201 million, or $1.27 per diluted share, for the second quarter of 2024.
•New insurance written (NIW) was approximately $13 billion, up 35% from the first quarter of 2025, primarily from seasonality in the purchase origination market, and modestly down from the second quarter of 2024. NIW for the current quarter was comprised of 96% monthly premium policies and 93% purchase originations.
•Persistency remained elevated at 82%, down from 84% in the first quarter of 2025 and down from 83% in the second quarter of 2024. Approximately 7% of the mortgages in our portfolio had rates at least 50 basis points above June 2025’s average mortgage rate of 6.8%.
•Primary insurance in-force (IIF) was $270 billion, up approximately 1% from $268 billion in the first quarter of 2025 and up approximately 1% from $266 billion in the second quarter of 2024.
•Net premiums earned were $245 million, approximately flat from the first quarter of 2025 and modestly increased from the second quarter of 2024. The year-over-year increase is primarily driven by premium growth from attractive adjacencies and growth in primary insurance in-force, mostly offset by higher ceded premiums.
•Losses incurred for the second quarter of 2025 were $25 million and the loss ratio was 10%, compared to $31 million and 12%, respectively, in the first quarter of 2025 and $(17) million and (7)%, respectively, in the second quarter of 2024. The current quarter’s reserve release of $48 million from favorable cure performance and loss mitigation activities compares to a reserve release of $47 million and $77 million in the first quarter of 2025 and second quarter of 2024, respectively. The reserve release in the second quarter of 2024 benefited from reduction of claim rate from 10% to 9%.
•Operating expenses in the current quarter were $53 million, and the expense ratio was 22%. This compared to $53 million and 21%, respectively, in the first quarter of 2025 and $56 million and 23%, respectively in the second quarter of 2024. The year-over-year decrease was primarily driven by the prior year restructuring costs of $3 million from a voluntary separation program.
•Net investment income was $66 million, up from $63 million in the first quarter of 2025 and up from $60 million in the second quarter of 2024, driven by the continuation of elevated interest rates and higher average invested assets.
•Net investment gains (losses) in the quarter were $(7) million, as compared to $(3) million sequentially and $(8) million in the same period last year. The activity is primarily driven by the identification of assets that upon selling allow us to recoup losses through higher net investment income.
•Annualized return on equity for the second quarter of 2025 was 13.0% and annualized adjusted operating return on equity was 13.4%. This compares to the first quarter of 2025 results of 13.1% and 13.4%, respectively, and to second quarter 2024 results of 15.4% and 16.9%, respectively.

Capital and Liquidity
•We paid approximately $31 million, or $0.21 per share, dividend in the second quarter.
•EMICO completed a dividend of approximately $130 million in the second quarter that will primarily be used to support our ability to return capital to shareholders and bolster financial flexibility.
•Enact Holdings, Inc. held $345 million in cash and cash equivalents plus $306 million of invested assets as of June 30, 2025. Combined cash and invested assets decreased $3 million from the prior quarter, primarily due to share buybacks, our quarterly dividend and interest payment on our debt mostly offset by the contribution from EMICO.
•PMIERs sufficiency was 165% and $2.0 billion above the PMIERs requirements, compared to 165% and $2.0 billion above the PMIERs requirements in the first quarter of 2025.

Recent Events
•We repurchased approximately 2.4 million shares at an average price of $35.45 for a total of approximately $85 million in the quarter. Additionally, through July 25, 2025, we repurchased 0.8 million shares at an average price of $35.86 for a total of $30 million. During the quarter we completed our $250 million share repurchase authorization announced May 1, 2024, and as of July 25, 2025, there was approximately $262 million remaining of our previously announced $350 million repurchase authorization.
•We announced today that the Board of Directors declared a quarterly dividend of $0.21 per share, payable on September 8, 2025, to shareholders of record on August 18, 2025.
•We now anticipate a total 2025 capital return of approximately $400 million; the final amount and form of capital returned to shareholders will depend on business performance, market conditions, and regulatory approvals.

Conference Call and Financial Supplement Information
This press release, the second quarter 2025 financial supplement and earnings presentation are now posted on the Company’s website, https://ir.enactmi.com. Investors are encouraged to review these materials.

Enact will discuss second quarter financial results in a conference call tomorrow, Thursday, July 31, 2025, at 8:00 a.m. (Eastern). Participants interested in joining the call’s live question and answer session are required to pre-register by clicking here to obtain your dial-in number and unique PIN. It is recommended to join at least 15 minutes in advance, although you may register ahead of the call and dial in at any time during the call. If you wish to join the call but do not plan to ask questions, a live webcast of the event will be available on our website, https://ir.enactmi.com/news-and-events/events.

The webcast will also be archived on the Company’s website for one year.

About Enact
Enact (Nasdaq: ACT), operating principally through its wholly owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Safe Harbor Statement
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results, the related assumptions underlying our expected results, guidance concerning the future return of capital and the quotations of management. These forward-looking statements are distinguished by use of words such as “will,” “may,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” “predict,” “project,” “target,” “could,” “should,” or “intend,” the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release. Factors or events that we cannot predict, including risks related to an economic downturn or a recession in the United States and in other countries around the world; changes in political, business, regulatory, and economic conditions; changes in or to Fannie Mae and Freddie Mac (the “GSEs”), whether through Federal legislation, restructurings or a shift in business practices; failure to continue to meet the mortgage insurer eligibility requirements of the GSEs; competition for customers; lenders or investors seeking alternatives to private mortgage insurance; an increase in the number of loans insured through Federal government mortgage insurance programs, including those offered by the Federal Housing Administration; and other factors described in the risk factors contained in our most recent Annual Report on Form 10-K and other filings with the SEC, may cause our actual results to differ from those expressed in forward-looking statements. Although Enact believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, Enact can give no assurance that its expectations will be achieved and it undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

GAAP/Non-GAAP Disclosure Discussion
This communication includes the non-GAAP financial measures entitled “adjusted operating income (loss),” “adjusted operating income (loss) per share," and “adjusted operating return on equity." Enact Holdings, Inc. (the “Company”) defines adjusted operating income (loss) as net income (loss) excluding the after-tax effects of net investment gains (losses), restructuring costs and infrequent or unusual non-operating items, and gain (loss) on the extinguishment of debt. The Company excludes net investment gains (losses), gains (losses) on the extinguishment of debt and infrequent or unusual non-operating items because the Company does not consider them to be related to the operating performance of the Company and other activities. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities or exposure management. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized gains and losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted operating income. In addition, adjusted operating income (loss) per share is derived from adjusted operating income (loss) divided by shares outstanding. Adjusted operating return on equity is calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity.

While some of these items may be significant components of net income (loss) in accordance with U.S. GAAP, the Company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis and adjusted operating return on equity, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Enact Holdings, Inc.’s common stockholders or net income (loss) available to Enact Holdings, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the Company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Enact Holdings, Inc.’s common stockholders to adjusted operating income (loss) assume a 21% tax rate.

The tables at the end of this press release provide a reconciliation of net income (loss) to adjusted operating income (loss) and U.S. GAAP return on equity to adjusted operating return on equity for the three months ended June 30, 2025 and 2024, as well as for the three months ended March 31, 2025.

Exhibit A: Consolidated Statements of Income (amounts in thousands, except per share amounts)

	2Q25	1Q25	2Q24
REVENUES:
Premiums	$245,289	$244,786	$244,567
Net investment income	65,884	63,037	59,773
Net investment gains (losses)	(7,343)	(3,243)	(7,713)
Other income	1,060	2,196	2,207
Total revenues	304,890	306,776	298,834

LOSSES AND EXPENSES:
Losses incurred	25,289	30,541	(16,821)
Acquisition and operating expenses, net of deferrals	50,598	50,094	53,960
Amortization of deferred acquisition costs and intangibles	2,205	2,429	2,292
Interest expense	12,296	12,291	13,644
Loss on debt extinguishment	0	0	10,930
Total losses and expenses	90,388	95,355	64,005

INCOME BEFORE INCOME TAXES	214,502	211,421	234,829
Provision for income taxes	46,694	45,643	51,156
NET INCOME	$167,808	$165,778	$183,673

Net investment (gains) losses	7,343	3,243	7,713
Costs associated with reorganization	(24)	629	3,435
Loss on debt extinguishment	0	0	10,930
Taxes on adjustments	(1,537)	(813)	(4,636)
Adjusted Operating Income	$173,590	$168,837	$201,115

Loss ratio (1)	10%	12%	(7)%
Expense ratio (2)	22%	21%	23%
Earnings Per Share Data:
Net Income per share
Basic	$1.12	$1.09	$1.17
Diluted	$1.11	$1.08	$1.16
Adj operating income per share
Basic	$1.16	$1.11	$1.28
Diluted	$1.15	$1.10	$1.27
Weighted-average common shares outstanding
Basic	149,940	151,831	157,193
Diluted	150,729	152,907	158,571

(1) The ratio of losses incurred to net earned premiums.
(2) The ratio of acquisition and operating expenses, net of deferrals, and amortization of deferred acquisition costs and intangibles to net earned premiums. Expenses associated with strategic transaction preparations and restructuring costs increased the expense ratio by zero percentage points for the three-month periods ended June 30, 2025 and March 31, 2025, one percentage point for the three-month period ended June 30, 2024.

Exhibit B: Consolidated Balance Sheets (amounts in thousands, except per share amounts)

Assets	2Q25	1Q25	2Q24
Investments:
Fixed maturity securities available-for-sale, at fair value	$5,896,818	$5,815,337	$5,331,345
Short term investments	3,001	3,696	12,313
Total investments	5,899,819	5,819,033	5,343,658
Cash and cash equivalents	612,967	635,269	699,035
Accrued investment income	53,259	49,654	45,317
Deferred acquisition costs	22,910	23,322	24,619
Premiums receivable	44,091	46,451	48,698
Other assets	107,882	103,351	98,929
Deferred tax asset	32,545	44,440	89,116
Total assets	$6,773,473	$6,721,520	$6,349,372

Liabilities and Shareholders' Equity
Liabilities:
Loss reserves	$551,940	$542,528	$508,138
Unearned premiums	101,205	107,519	129,870
Other liabilities	153,447	208,667	143,167
Long-term borrowings	743,753	743,399	742,368
Total liabilities	1,550,345	1,602,113	1,523,543
Equity:
Common stock	1,484	1,508	1,561
Additional paid-in capital	1,927,372	2,007,776	2,220,903
Accumulated other comprehensive income	(104,342)	(152,482)	(236,305)
Retained earnings	3,398,614	3,262,605	2,839,670
Total equity	5,223,128	5,119,407	4,825,829
Total liabilities and equity	$6,773,473	$6,721,520	$6,349,372

Book value per share	$35.20	$33.96	$30.91
Book value per share excluding AOCI	$35.90	$34.97	$32.43

U.S. GAAP ROE (1)	13.0%	13.1%	15.4%
Net investment (gains) losses	0.6%	0.3%	0.6%
Costs associated with reorganization	0.0%	0.0%	0.3%
(Gains) losses on early extinguishment of debt	0.0%	0.0%	0.9%
Taxes on adjustments	(0.1)%	(0.1)%	(0.4)%
Adjusted Operating ROE(2)	13.4%	13.4%	16.9%

Debt to Capital Ratio	12%	13%	13%

(1) Calculated as annualized net income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity
(2) Calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity